EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES COMPLETION OF REDEMPTION
OF $25 MILLION PRINCIPAL AMOUNT OF SENIOR NOTES

Philadelphia, PA, December 11, 2006 — Mothers Work, Inc. (Nasdaq: MWRK) announced today that on December 8, 2006 it completed the previously announced redemption of $25 million principal amount of its outstanding 11¼% Senior Notes in accordance with the prior approval of its Board of Directors.  The redemption was at a price of 105.625% of principal amount, plus accrued interest, pursuant to the optional redemption provisions of the Senior Notes.  This $25 million redemption of Senior Notes is in addition to the previously announced and completed repurchase of $10 million principal amount of the Senior Notes during August and September of 2006.  As previously announced, the Company expects the $25 million redemption of Senior Notes will result in an after-tax charge of approximately $0.20 to $0.21 per share in the first quarter of fiscal 2007, and will result in subsequent increased after-tax earnings of approximately $0.16 to $0.17 per share annually, yielding expected increased after-tax earnings of approximately $0.13 per share for fiscal 2007 reflecting less than a full year benefit.  After giving effect to both the $25 million repurchase and the $10 million repurchase, the Company has $90 million remaining outstanding principal amount of the original $125 million of Senior Notes.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are very proud of our strong cash flow generation, which has enabled us to repay another $25 million of our debt.  We strongly believe this debt repayment is a very attractive use of our excess cash, which is accretive to ongoing earnings, reduces our financial leverage, and shows our commitment to continuing to increase shareholder value while maintaining significant financial liquidity.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of November 30, 2006, Mothers Work operates 1,597 maternity locations, including 809 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.